UNITED STATED

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MFS UTILITIES FUND

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MFS.com Proxy Language

MFS® Utilities Fund (MMU)

Action Requested: We need your vote!

The Trustees of the Fund recommend that shareholders VOTE to approve re-classifying the diversification status of the Fund from diversified to non- diversified. MFS believes re-classifying the Fund as non-diversified is in the best interest of investors and will provide MFS more flexibility to actively manage benchmark relative risk among the largest names in the Fund. Proxy materials describing the proposal and the rationale for the proposal were mailed to shareholders of the Fund on October 20, 2026.

To Vote: Please contact Computershare Fund Services by calling toll-free at (855) 372-3507 as soon as possible. They are available between 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday and 12:00 p.m. to 6:00 p.m. Eastern Time on Saturday. The call will only take a few moments of your time and representatives are standing by to assist you with this matter. If you have your proxy card available, you may also use this link https://www.proxy-direct.com  which will bring you directly to the Computershare voting page.

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MFS® Utilities Series (VUF) - VIT

Action Requested: We need your vote!

The Trustees of the Fund recommend that shareholders VOTE to approve reclassifying the diversification status of the Fund from diversified to non- diversified. MFS believes re-classifying the Fund as non-diversified is in the best interest of investors and will provide MFS more flexibility to actively manage benchmark relative risk among the largest names in the Fund. Proxy materials describing the proposal and the rationale for the proposal were mailed to shareholders of the Fund on October 20, 2026.

To Vote: Please contact Computershare Fund Services by calling toll-free at (855) 372-4607 as soon as possible. They are available between 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday and 12:00 p.m. to 6:00 p.m. Eastern Time on Saturday. The call will only take a few moments of your time and representatives are standing by to assist you with this matter. If you have your proxy card available, you may also use this link https://www.proxy-direct.com which will bring you directly to the Computershare voting page.